EXHIBIT 12(a)


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         MEADWESTVACO CORPORATION AND CONSOLIDATED SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)

                           (In millions, except ratio)

                        ________________________________

                                                                                                            Pro Forma
                                                                                              As of          as of
                                                          As of October 31,                December 31,    December 31,
                                               1998       1999        2000        2001        2002            2002
                                             ---------  ----------  ---------  ----------  ------------    ------------

Earnings:
Pre-tax income from continuing
   operations before income / (loss)
   from equity investees..............         $204.0      $148.0     $404.0      $118.0      $(24.0)        $(37.0)
Interest and debt expense.............          110.0       124.0      192.0       208.0       309.0          317.0
Portion of rental expense deemed to
   be interest*.......................           13.0        13.0       16.0        18.0        38.0           40.0
Distributed income of equity                     --          --         --          --          18.0           18.0
   investees..........................
Amortization of capitalized interest..           14.0        12.0       13.0        12.0        11.0           11.0
                                             ---------  ----------  ---------  ----------  ------------    ------------
      Total Earnings                           $341.0      $297.0     $625.0      $356.0      $352.0         $349.0
                                             =========  ==========  =========  ==========  ============    ============
Fixed charges:
Interest and debt expense.............         $110.0      $124.0     $192.0      $208.0      $309.0         $317.0
Capitalized interest..................           21.0         9.0        6.0         7.0         5.0            5.0
Portion of rental expense deemed to
   be interest*.......................           13.0        13.0       16.0        18.0        38.0           40.0
                                             ---------  ----------  ---------  ----------  ------------    ------------
      Total Fixed Charges                      $144.0      $146.0     $214.0      $233.0      $352.0         $362.0
                                             =========  ==========  =========  ==========  ============    ============
Ratio of earnings to fixed charges                2.4x        2.0x       2.9x        1.5x        1.0x
Deficiency in Earnings Necessary to Cover
Fixed Charges                                                                                                $(13.0)

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* Portion of rental expense deemed to be interest represents one-third of total rent expense, which management believes is a reasonable approximation of the interest factor.



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